Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Contineum Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.001 par value per share	—	(1)	(1)	(1)	(1)	—	—	—	—	—
	Equity	Preferred Stock, $0.001 par value per share	—	(1)	(1)	(1)	(1)	—	—	—	—	—
	Debt	Debt securities	—	(1)	(1)	(1)	(1)	—	—	—	—	—
	Other	Warrants	—	(1)	(1)	(1)	(1)	—	—	—	—	—
	Other	Units(2)	—	(1)	(1)	(1)	(1)	—	—	—	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457 (o)	(1)	(1)	$300,000,000 (1)	0.00015310	$45,930.00	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$300,000,000 (1)		$45,930.00	—	—	—	—
	Total Fees Previously Paid							—	—	—	—	—
	Total Fee Offsets							—	—	—	—	—
	Net Fee Due							$45,930.00	—	—	—	—

(1)

An indeterminate aggregate initial offering price or number or amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number or amount of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registration statement, as shall have an aggregate initial offering price up to $300,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In addition, the total amount to be registered and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)

Units may be issued under a unit agreement and will represent an interest in one or more securities registered under this registration statement including shares of common stock or preferred stock, debt securities or warrants, in any combination, which may or may not be separable from one another.